EXHIBIT  99.1
Havertys Reports Earnings for First Quarter 2013

ATLANTA, GEORGIA, May 1, 2013 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2013 of $0.36 compared to $0.11 for the same period of 2012.  The first quarter of 2013 includes an out-of-period adjustment which favorably impacted gross profit by $0.8 million or $.02 per share after tax.

Clarence H. Smith, chairman, president and CEO, said, "We are very pleased with the continued positive trends in our results.  The execution of our strategy to focus on the “on trend” customer with fashionable products and a great shopping experience is delivering growth in sales and operating margins.  We remain alert to the uncertainty of a sustained housing recovery and the shifts in consumer confidence but believe Havertys’ agile operating structure and financial strength provide a competitive advantage."

Financial Highlights

First Quarter 2013 Compared to First Quarter 2012

  Net sales increased 13.8% to $186.1 million. Comparable store sales were up 11.5%.
  We recorded an out-of-period adjustment related to our long-standing accrual process and the timing of recognizing certain vendors' pricing allowances. This $0.8 million non-cash adjustment increased gross profit margins by 45 basis points.
  Gross profit margins, excluding the impact of the adjustment noted above, increased 130 basis points to 53.5 % from 52.2% as a percent of sales, ahead of expectations for the quarter.
  Selling, general and administrative costs as a percent of sales decreased 310 basis points to 46.6% from 49.7%. The $5.4 million increase in dollars is primarily related to increases in: commissions, wages, incentive compensation, and occupancy expense.
  We closed our Clearwater, Florida location in January 2013. Our retail store count at March 31, 2013 was 121 versus 119 at March 31, 2012.

Expectations and Other

  Total delivered sales for the second quarter to date of 2013 are up approximately 14% over the same period last year. Written business, which was relatively flat in 2012 for this period, is currently trending up approximately 19% after adjusting for favorable calendar differences.
  We expect that our annual gross profit margins for 2013 will be somewhat ahead of the annual 2012 level of 52.5% and below the adjusted 53.5% Q-1 result.
  Our effective tax rate for 2013 is expected to be in the 38.5% to 38.6% range.
  Planned capital expenditures for 2013 are $20.0 million. We expect to expand three of the stores undergoing major remodeling and complete another 18 of our Bright Inspirations store refreshes. We closed our store in Mississippi in mid-April and will close a Virginia location in early May. These and other changes should result in a 1.0% to 2.0% decrease in total retail square footage from 2012.

NEWS RELEASE – MAY 1, 2013

  For the second half of 2013, percentage increases in total sales will likely be slightly less than the comparable store sales increases.
  During Q-2, approximately 184,500 additional shares will be issued due to vesting of stock grants and will increase the average shares outstanding. Additional stock compensation expense of $0.5 million will be recognized in Q-2 due to the accelerated vesting of a portion of these grants.
  Named to Forbes 2013 Amercia’s Most Trustworthy Companies.

NEWS RELEASE – MAY 1, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$186,090	$163,569
Cost of goods sold	85,781	78,228
Gross profit	100,309	85,341
Credit service charges	86	76
Gross profit and other revenue	100,395	85,417

Expenses:
Selling, general and administrative	86,662	81,237
Interest, net	278	161
Provision for doubtful accounts	13	66
Other income, net	(8)	(68)
	86,945	81,396

Income before income taxes	13,450	4,021
Income tax expense	5,190	1,564
Net income	$8,260	$2,457

Basic earnings per share:
Common Stock	$0.37	$0.11
Class A Common Stock	$0.35	$0.11

Diluted earnings per share:
Common Stock	$0.36	$0.11
Class A Common Stock	$0.34	$0.11

Basic weighted average shares outstanding:
Common Stock	19,717	18,865
Class A Common Stock	2,781	3,084

Diluted weighted average shares outstanding:
Common Stock	22,955	22,272
Class A Common Stock	2,781	3,084

Cash dividend per common share:
Common Stock	$0.0400	—
Class A common Stock	$0.0375	—

NEWS RELEASE – MAY 1, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$53,869	$53,550	$56,696
Restricted cash and cash equivalents	7,014	7,013	7,006
Accounts receivable	9,102	9,710	10,660
Inventories	97,567	96,902	91,643
Prepaid expenses	7,545	9,532	10,014
Other current assets	4,886	3,187	4,724
Total current assets	179,983	179,894	180,743

Accounts receivable, long-term	823	814	386
Property and equipment	190,812	193,085	179,496
Deferred income taxes	24,184	24,366	22,681
Other assets	4,112	3,937	4,160
Total assets	$399,914	$402,096	$387,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,780	$28,178	$17,799
Customer deposits	20,859	20,963	18,176
Accrued liabilities	33,494	33,272	27,962
Deferred income taxes	6,595	6,595	6,635
Current portion of lease obligations	908	881	778
Total current liabilities	82,636	89,889	71,350

Lease obligations, less current portion	17,229	18,473	12,083
Other liabilities	32,261	34,306	37,649
Total liabilities	132,126	142,668	121,082

Stockholders’ equity	267,788	259,428	266,384
	$399,914	$402,096	$387,466

NEWS RELEASE – MAY 1, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Three Months Ended March 31,
	2013	2012

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$8,260	$2,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,342	4,644
Share-based compensation expense	803	666
Provision for doubtful accounts	13	66
Other	(216)	89
Changes in operating assets and liabilities:
Accounts receivable	586	788
Inventories	(665)	1,801
Customer deposits	(104)	3,604
Other assets and liabilities	(1,454)	1,934
Accounts payable and accrued liabilities	(7,176)	(4,857)
Net cash provided by operating activities	5,389	11,192

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,972)	(3,707)
Restricted cash and cash equivalents	(1)	(193)
Other investing activities	2	4
Net cash used in investing activities	(3,971)	(3,896)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(216)	(185)
Dividend paid	(883)	—
Net cash used in financing activities	(1,099)	(185)

Increase in cash and cash equivalents during the period	319	7,111
Cash and cash equivalents at beginning of period	53,550	49,585

Cash and cash equivalents at end of period	$53,869	$56,696

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

NEWS RELEASE – MAY 1, 2013

Conference Call Information

The company will sponsor a conference call Thursday, May 2, 2013 at 10:00 a.m. Eastern Daylight Time to review its results.  Listen-only access to the call is available via the web at www.havertys.com (Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.